EXHIBIT 10.1

Aramark
FORM OF RESTRICTED STOCK UNIT AWARD
(CLIFF VESTING ELT VERSION)
1.Grant of RSUs. Aramark (formerly known as Aramark Holdings Corporation) (the “Company”) hereby grants the number of Restricted Stock Units (“RSUs”) set forth on the Certificate of Grant of the Restricted Stock Units attached to this Award and made a part hereof (the “Certificate of Grant”) to the Participant, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Company 2023 Stock Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Award. Each RSU represents the unfunded, unsecured right of the Participant to receive a share of Common Stock, (as specified below) of the Company (each a “Share”), on the dates specified herein. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan and the Certificate of Grant.
2.Payment of Shares.
(a)The Company shall, subject to the remainder of this Award, transfer to the Participant a number of Shares of the Company equal to the number of RSUs granted to the Participant under this Award at such time as the Participant becomes vested in the right to such transfer (x) as of the Vesting Date, so long as the Participant remains employed with the Company or any of its Affiliates through the Vesting Date, or (y) as otherwise provided in Section 2(c) or (d) below (in whole Shares only with the Participant receiving a cash payment equal to the Fair Market Value of any fractional Share on or about the transfer date).
(b)Certain Definitions. As used herein, the following terms shall have the meanings set forth below:
(i)“Succession Date” means the date upon which a Successor CEO commences active employment with the Company.
(ii)“Successor CEO” means the individual who is appointed by the Board to replace the Company’s current CEO as the Company’s permanent (non-interim) Chief Executive Officer.
(iii)“Vesting Date” means the earlier to occur of (x) the third anniversary of the Date of Grant or (y) the date that is 6 months following the Succession Date (or such earlier date following the Succession Date as may be determined by the Board in its sole discretion).
(c)Notwithstanding Section 2(a) of this Award,
(i)upon the Participant’s death or Disability while the RSUs remain outstanding, any previously unvested RSUs shall immediately become vested RSUs pursuant to which Shares equal to the number of RSUs which become vested in accordance with this clause (i) shall be transferred;

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(ii)upon the Participant’s Termination of Relationship by the Company without Cause that occurs on or after the Succession Date and while the RSUs remain outstanding, any previously unvested RSUs shall immediately become vested RSUs pursuant to which Shares equal to the number of RSUs which become vested in accordance with this clause (ii) shall be transferred; and
(iii)upon a Termination of Relationship for any reason other than as set forth in clauses (i) and (ii) above prior to the Vesting Date, all outstanding RSUs shall be forfeited and immediately cancelled.
(d)Also notwithstanding Section 2(a) or (c) of this Award, in the event of (i) the occurrence of a Change of Control and (ii) thereafter, a Termination of Relationship of the Participant by the Company or any of its Affiliates (or successors in interest) without Cause or by the Participant for Good Reason that occurs prior to the second anniversary of the date of such Change of Control, then all then outstanding RSUs shall become vested and the number of Shares equal to all such outstanding RSUs hereunder shall be distributed to the Participant, in each case, as soon as practicable following the date of such Termination of Relationship; provided that the Committee may determine that, in lieu of Shares and/or fractional Shares, the Participant shall receive a cash payment equal to the Fair Market Value of such Shares (or fractional Shares, as the case may be) on the Change of Control.
(e)Upon each vesting event of any RSUs and the corresponding transfer of Shares as a result thereof, in each case in accordance with Sections 2(a), 2(c) or 2(d) of this Award, as applicable, the RSUs with respect to which Shares have been transferred hereunder shall be extinguished on the relevant transfer dates.
3.Dividends. If on any date while RSUs are outstanding hereunder, the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Participant as of the related dividend record date, multiplied by (y) a dollar amount equal to the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash or Shares, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Participant shall be increased by a number equal to the product of (I) the aggregate number of RSUs that have been held by the Participant through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Shares shall be transferred with respect to all additional RSUs granted pursuant to this Section 3 at the same time as Shares are transferred with respect to the RSUs to which such additional RSUs were attributable.
4.Adjustments Upon Certain Events. In the event of any event described in Section 12 of the Plan occurring after the Date of Grant, the adjustment provisions (including cash payments) as provided for under Section 12 of the Plan shall apply.
5.Restriction on Transfer. The RSUs may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except (i) if permitted by the Board or the Committee, (ii) by will or the laws of descent and distribution or (iii) pursuant to beneficiary designation procedures approved by the

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Company, in each case in compliance with applicable laws. The RSUs shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs contrary to the provisions of this Award or the Plan shall be null and void and without effect.
6.Data Protection. By accepting this Award, the Participant understands that the processing (including international transfer) of personal data will take place as set out in Exhibit A attached hereto for the purposes specified therein and if required by applicable law, rule or regulation.
7.Participant’s Employment. Nothing in this Award or in the RSU shall confer upon the Participant any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company and its Affiliates, in their sole discretion, to terminate the Participant’s employment or to increase or decrease the Participant’s compensation at any time.
8.No Acquired Rights. The Committee or the Board has the power to amend or terminate the Plan at any time and the opportunity given to the Participant to participate in the Plan and the grant of this Award is entirely at the discretion of the Committee or the Board and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant’s participation in the Plan and the receipt of this Award is outside the terms of the Participant’s regular contract of employment and is therefore not to be considered part of any normal or expected compensation and that the termination of the Participant’s employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Award or the Plan that may arise as a result of such termination of employment.
9.No Rights of a Stockholder. The Participant shall not have any rights as a stockholder of the Company until the Shares in question have been registered in the Company’s register of stockholders.
10.Withholding.
(a)The Participant will pay, or make provisions satisfactory to the Company for payment of any federal, state, local and other applicable taxes required to be withheld in connection with any issuance or transfer of Shares under this Award and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Participant has not made payment for applicable taxes, such taxes shall be paid by withholding Shares from the issuance or transfer of Shares due under this Award, and the Company and any such Affiliate is hereby authorized to withhold such amounts from any such issuance, transfer, compensation or other amount owing to the Participant.
(b)If the Participant’s employment with the Company terminates prior to the issuance or transfer of any remaining Shares due to be issued or transferred to the Participant under this Award, the payment of any applicable withholding taxes with respect to any such issuance or transfer shall be made through the withholding of Shares from such issuance or transfer, rounded down to the nearest whole Share, with the balance to be paid in cash or withheld from compensation or other amount owing to the Participant from the Company or any Affiliate, as provided in Section 10(a) above.

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11.Section 409A of the Code. The provisions of Section 15(u) of the Plan are hereby incorporated by reference and made a part hereof.
12.RSUs Subject to Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
13.Notices. All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, email or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:
If to the Company, to it at:
Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
Attention: General Counsel
If to the Participant, to him or her at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
14.Waiver of Breach. The waiver by either party of a breach of any provision of this Award must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.
15.Governing Law. THIS AWARD WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AWARD, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
16.Modification of Rights; Entire Agreement. The Participant’s rights under this Award and the Plan may be modified only to the extent expressly provided under this Award or under Sections 14(a) and (b) of the Plan. This Award and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the

EXHIBIT 10.1
subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto. For the avoidance of doubt, this Award, the Certificate of Grant and the Plan do not supersede any "Restrictive Covenant Agreement" (as defined below) or employment agreement between the Participant and the Company or its Affiliates.
17.Clawback upon Breach of Restrictive Covenants. In the event the Participant breaches the Participant’s “Restrictive Covenant Agreement” (as defined below) at any time during the Participant’s employment with the Company or within two years following the termination thereof, then without limiting any other remedies available to the Company (including, without limitation, remedies involving injunctive relief), the Participant shall immediately forfeit any remaining unvested portion of the Award and the Participant shall be required to return to the Company all Shares previously issued in respect of the Award to the extent the Participant continues to own such Shares or, if the Participant no longer owns such Shares, the Participant shall be required to repay to the Company the pre-tax cash value of such Shares calculated based on the Fair Market Value of such Shares on the date such Shares were issued to the Participant in respect of the Award. As used herein, the “Restrictive Covenant Agreement” means any agreement between the Participant and the Company or its Affiliates (including, without limitation, any agreement relating to employment and post-employment competition) subjecting the Participant to confidentiality, non-solicitation, non-competition and/or other restrictive covenants in favor of the Company or its Affiliates.
18.Severability. It is the desire and intent of the parties hereto that the provisions of this Award be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Award shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Award or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Award or affecting the validity or enforceability of such provision in any other jurisdiction.
Name:     [(Per Certificate of Grant)]
Date:    [Acceptance Date]
[Note:     Grant will be accepted electronically.]

EXHIBIT 10.1
Exhibit A
DATA PROTECTION NOTICE

1.Data Protection and Privacy (For Jurisdictions in the European Economic Area and United Kingdom).
(a)The Participant hereby acknowledges and understands that the Participant’s Data (as defined in subsection (b) below) is collected, retained, used, disclosed, transferred and/or otherwise processed, in electronic or other form, by the Company and the Participant’s employer (if different from the Company) as described in this Award. The Company and the Participant’s employer (if different from the Company) are separate data controllers in respect of processing the Data, and this data protection notice is being separately provided for and on behalf of each such controller (the “Controller”). The Controller can be reached by reaching out to your local human resources representative or data protection officer. The Participant’s Data will only be processed by the Controller when there is a legal basis for processing. The legal basis for the processing of the Data is further described in subsection (c) below.
(b)The personal data being processed in the context of the Plan refers to personal data within the meaning of the (EU) 2016/679 General Data Protection Regulation (for Participants in the European Economic Area) and the UK General Data Protection Regulation and the Data Protection Act 2018 (for Participants in the United Kingdom) (collectively, the “GDPR”). Such personal data relate to the Participant’s employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan, i.e., the Participant’s name and signature, home address, telephone number and e-mail address, date of birth, citizen service number or other national identification number, bank account details, job title, hire date, any equity or directorships held in the Controller and details of all restricted stock units or any other entitlement to equity awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of the implementation, management and administration of the Plan (collectively, the “Data”).
(c)The Controller will process the Data in accordance with the GDPR for the sole purposes of, and based on the following legal bases: (i) the Controller’s legitimate interest in relation to implementing, administering and managing the Participant’s participation in the Plan (communicating with the Participant in connection with the Plan); (ii) to perform the Controller’s contractual obligations under the Award; (iii) to comply with the Controller’s legal and regulatory obligations; and (iii) for the purpose of the Controller’s legitimate interests such as to establish, exercise or defend its rights and legal position and to monitor compliance with the Award and/or the Plan.
(d)The Participant understands that the Data may be collected by, and/or transferred to (i) one Controller to the other Controller; (ii) the Controller’s subsidiaries; (iii) the equity plan administrator(s); (iv) where relevant, external (legal) advisors, banks, payroll providers; (v) potential business partners in the context of a contemplated sale or restructuring of the Controller; and (vi) where relevant independent third party financial institutions based in the United States and Bermuda assisting in the implementation, administration and management of the
Exhibit A-1

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Plan. The Participant may at any time request details of the categories of recipients of the Data set out above by contacting the Participant’s local human resources representative or the Controller’s data protection team (gdpr@aramark.com). The Participant understands that the recipients may collect, receive, possess, use, retain and transfer the Data, in electronic or other form, solely for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including transfers of such Data to a broker or other third party.
(e)The Participant acknowledges that these recipients may be established in the Participant’s country, or elsewhere (including countries outside the European Economic Area or United Kingdom, such as the United States of America), and that the recipient’s country may have a different or lower standard of data privacy rights and protections than the Participant’s country. Where the Data will be transferred outside the European Economic Area or United Kingdom, as applicable, and where there is not a European Commission/UK adequacy decision in place, the transfers will be in accordance with Chapter V of the GDPR, and in line with the recommendations of the European Data Protection Board or the UK Information Commissioner’s Office, as applicable. Such transfers will occur subject to the data protection safeguards afforded under (i) the EU Standard Contractual Clauses and/or UK equivalent; or (ii) the EU-US Data Privacy Framework and/or UK equivalent. For more information on the transfer mechanisms used, and/or to obtain a redacted copy of such appropriate safeguards, the Participant may contact the Participant’s local human resources representative or data protection officer.
(f)The Participant understands that the Data will be held only as long as is necessary and required under applicable law to implement, administer and manage the Participant’s participation in the Plan in accordance with applicable law.
(g)The Participant understands that the Participant may, at any time, under certain circumstances exercise the rights granted to the Participant by the GDPR including (where applicable) the right to: request to access or be provided with a copy of the Participant’s Data, request additional information about the storage and processing of the Data, require rectification or erasure of (part of) the Data, or to object or have restricted the processing of the Data and to comply with the Participant’s right to data portability, withdraw any consent previously granted to the Controller to process the Participant’s Data, or to lodge a complaint with the competent (national) Data Protection Authority or UK Information Commissioner’s Office, as applicable. The above rights can be exercised by contacting in writing the Participant’s local human resources representative or the Controller’s data protection team via the contact details provided above. The Participant understands, however, that processing of the Participant’s Data is necessary for participation in the Plan and that objecting to the processing of the Participant’s Data or withdrawing any consent to the processing of the Participant’s Data may affect the Participant’s ability to participate in the Plan. No Controller makes decisions based solely on automated processing of the Data (including profiling), which produces legal effects concerning Participants or similarly significantly affects Participants.
(h)For more information on the processing of the Participant’s Data and other personal data (including in the context of the employment relationship in general), the Participant is referred to the Privacy Notice provided to the Participant by the
Exhibit A-2

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Participant’s employer and also available by contacting the Participant’s local human resources representative.
2.Data Protection and Privacy (For Jurisdictions other than in the European Economic Area and United Kingdom).
(a)By participating in the Plan or accepting any rights granted under it, the Participant understands that the Company and its Affiliates and/or agents collect, use, store and process Data relating to the Participant to fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time. Any such processing will take place as described in this data privacy notice.
(b)Data relating to the Participant as described above may be transferred not only within the country in which the Participant is based from time to time, but also worldwide, to other Affiliates and/or agents and to the following third parties for the purposes described in paragraph (a) above:
(i)Plan administrators, transfer agents, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the Plan;
(ii)regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;
(iii)actual or proposed merger or acquisition partners or proposed assignees of, or those taking or proposing to take security over, all or a portion of the business or assets or stock of the Company or its Affiliates and their agents and contractors;
(iv)other third parties to whom the Company or its Affiliates and/or agents may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Affiliates; and
(v)the Participant’s family members, heirs, legatees and others associated with the Participant in connection with the Plan.
Not all countries, where the personal data may be processed or transferred to, have an equal level of data protection as in Canada. Countries to which data are transferred include the United States and Bermuda. For any transfers outside the country of origin of the personal data or with a third party, the Company and/or its Affiliates will ensure that appropriate measures are in place to ensure an adequate level of protection for your personal data, including technical or contractual measures where necessary.
Exhibit A-3

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All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its Affiliates under the Plan.
The Participant may access, modify, correct or delete personal data about the Participant, restrict or object to the processing of personal data, or opt to receive personal data in a structured, commonly used, machine readable form which provides the ability to move, copy or transfer personal data to another controller by contacting the local data protection officer in the country in which the Participant is based. Please note, however, that certain personal information about the Participant may be exempt from afore mentioned rights pursuant to applicable data protection laws. In addition, the Participant has the right to lodge a complaint with a competent data protection supervisory authority or data protection regulator, in particular in the jurisdiction where the Participant resides, works or the place of the alleged infringement. If the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact the appropriate local data protection officer referred to above.
(c)The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, it is essential that his/her personal data is processed in the manner described above.
(d)The Company and/or its Affiliates will only retain personal data for as long as is required to satisfy the purposes as described in paragraph (a) above, except where otherwise provided or required by law (e.g. in connection with pending litigation).

Exhibit A-4